EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the First Quarter of 2009

HOUSTON, May 11, 2009 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced results for the first quarter of 2009.

Selected highlights are:

 * Fully diluted earnings per share (EPS) were $0.12
 * Debt was reduced by 24.3% in the quarter; thus further
   strengthening liquidity
 * Operating cash flow was $8.8 million, a record for the first quarter
 * The Company paid a quarterly dividend of $0.085 per share

Sales in the first quarter of 2009 were $65.8 million, down 26.4% when compared to the first quarter of 2008. Management estimates that lower copper prices were responsible for 15-20% of the sales decline. Additionally, management estimates that continued weak overall industrial demand as a result of the difficult economic environment caused a further 5-10% loss of sales in the quarter when compared to the same quarter of 2008. MRO sales in the first quarter of 2009 were down 10-15% while sales from our project business were up approximately 5-10% in each case after adjusting for copper deflation. The Company obtained record large project commitments in the first quarter which likely will begin to ship late this year through 2011.

As expected, gross margin was below historical trends as the Company continued to sell certain high copper content inventory at market prices at significantly less than historical gross margins. Furthermore, because of the weak demand, pricing continued to be pressured. While gross margin fell to 21.0% in the first quarter of 2009 versus the 25.3% in the comparative quarter in 2008, it remained reasonably consistent with the 21.5% generated in the fourth quarter of 2008.

Operating expenses decreased by 7.9% in 2009 compared to the prior year quarter. Most of this reduction was the result of cost cutting measures and restricted spending. Additionally, in early March 2009, the Company realigned its personnel headcount to accommodate current sales levels and reduced its workforce by approximately 8%. Since October 1, 2008, the Company's employee base has been reduced by 10%. The Company continues to target a reduction in all operating expenses. Operating income and net income for the first quarter of 2009 were both down 69.4% from the first quarter of 2008, primarily as a result of the reduction in gross profit dollars.

Chuck Sorrentino, President & CEO commented, "The first quarter of 2009 was challenging for all team members at HWCC. The continued low level of industrial demand, weak margins caused by copper prices and competitive pricing pressures, negatively impacted our net income. I am pleased that we were able to lower operating expenses. We continued to reduce our working capital investment by 6.2% or $6.1 million from March 2008 and generated a record first quarter level of operating cash flow of $8.8 million. Significant progress continues to be made in reducing our debt, which fell by $7.2 million or 24.3% to $22.6 million from December 2008. Total debt has now fallen by 55% from its high point of $50.4 million, at June 2008.

"We are encouraged by the level of project demand, but temper this enthusiasm with the knowledge that business conditions remain uncertain near term. As a reminder, because of the uncertain economic conditions and the lack of clarity that we have on our top line, we will not be issuing guidance for 2009.

"I'd like to thank all Houston Wire & Cable team members for their contribution. I believe it's a real testimony to our team that we can continue to generate strong operating cash flow, improved liquidity, and actively acquire new customers in what is a very difficult economic environment."

Conference Call

The Company will host a conference call to discuss first quarter results on Monday, May 11th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com. A replay of this webcast will be available until June 8, 2009. Approximately one hour after the completion of the live call, a telephone replay will be available until May 18, 2009.

     Replay Dial In:         888.203.1112
     International Replay:   719.457.0820
     Confirmation Code:      5549059

About the Company

With more than 30 years experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard(tm), a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may and often do vary materially from actual results.

Risk factors that may cause actual results to differ materially from statements made in this press release can be found in the MD&A Section of the Company's Annual Report on Form 10-K for the period ended December 31, 2008, filed with the SEC on March 16, 2009. This document and other SEC filings are available under the Investor Relations section of the company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                 Houston Wire & Cable Company
                  Consolidated Balance Sheets
               (In thousands, except share data)

                                                 March 31,   Dec. 31,
                                                    2009       2008
                                                 ---------  ---------
                                                (unaudited)
 Assets
 Current assets:
   Accounts receivable, net                      $  41,838  $  50,798
   Inventories, net                                 67,505     73,459
   Deferred income taxes                             1,559      1,384
   Prepaid expenses                                  1,011        829
                                                 ---------  ---------
 Total current assets                              111,913    126,470
                                                 ---------  ---------

 Property and equipment, net                         3,179      3,274
 Goodwill                                            2,996      2,996
 Deferred income taxes                               2,092      1,926
 Other assets                                           63         87
                                                 ---------  ---------
 Total assets                                    $ 120,243  $ 134,753
                                                 =========  =========

 Liabilities and stockholders' equity
 Current liabilities:
   Book overdraft                                $     887  $   4,933
   Trade accounts payable                            7,167     10,091
   Accrued and other current liabilities            10,171     11,682
   Income taxes payable                              1,688      1,644
                                                 ---------  ---------
 Total current liabilities                          19,913     28,350
                                                 ---------  ---------

 Long term obligations                              22,567     29,808

 Stockholders' equity:

   Common stock, $0.001 par value; 100,000,000
    shares authorized: 20,988,952 shares issued:
    17,644,802 outstanding at March 31, 2009 and
    17,642,552 outstanding at December 31,
    2008, respectively                                  21         21
   Additional paid-in-capital                       56,468     55,901
   Retained earnings                                76,104     75,540
   Treasury stock                                  (54,830)   (54,867)
                                                 ---------  ---------
 Total stockholders' equity                         77,763     76,595
                                                 ---------  ---------
 Total liabilities and stockholders' equity      $ 120,243  $ 134,753
                                                 =========  =========

                     Houston Wire & Cable Company
                   Consolidated Statements of Income
                             (Unaudited)
           (In thousands, except share and per share data)

                                                Three Months Ended
                                                     March 31,
                                             ------------------------
                                                 2009         2008
                                             -----------  -----------

 Sales                                       $    65,832  $    89,441
 Cost of sales                                    52,019       66,774
                                             -----------  -----------
 Gross profit                                     13,813       22,667

 Operating Expenses:
   Salaries and commissions                        5,538        6,076
   Other operating expenses                        4,620        4,984
   Depreciation and amortization                     142          127
                                             -----------  -----------
 Total operating expenses                         10,300       11,187
                                             -----------  -----------

 Operating income                                  3,513       11,480
 Interest expense                                    155          541
                                             -----------  -----------
 Income before income taxes                        3,358       10,939
 Income taxes                                      1,294        4,202
                                             -----------  -----------
 Net income                                  $     2,064  $     6,737
                                             ===========  ===========

 Earnings per share:
   Basic                                     $      0.12  $      0.37
                                             ===========  ===========
   Diluted                                   $      0.12  $      0.37
                                             ===========  ===========
 Weighted average common shares outstanding:
   Basic                                      17,642,856   18,081,809
                                             ===========  ===========
   Diluted                                    17,649,340   18,121,280
                                             ===========  ===========

 Dividends declared per share                $     0.085  $     0.085
                                             ===========  ===========

                    Houston Wire & Cable Company
                Consolidated Statements of Cash Flows
                            (Unaudited)
                           (In thousands)

                                                      Three Months
                                                     Ended March 31,
                                                   ------------------
                                                     2009      2008
                                                   --------  --------

 Operating activities
 Net income                                        $  2,064  $  6,737

 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization                        142       127
   Amortization of capitalized loan costs                20        20
   Amortization of unearned stock compensation          599       519
   Provision for returns and allowances                 (45)      (11)
   Provision for inventory obsolescence                 147        (6)
   Deferred income taxes                               (341)     (447)
   Changes in operating assets and liabilities:
     Accounts receivable                              9,005     2,382
     Inventories                                      5,807      (249)
     Prepaid expenses                                  (182)     (193)
     Other assets                                         4       (18)
     Book overdraft                                  (4,046)   (1,965)
     Trade accounts payable                          (2,924)    1,379
     Accrued and other current liabilities           (1,511)   (5,086)
     Income taxes payable                                44     4,533
                                                   --------  --------
 Net cash provided by operating activities            8,783     7,722

 Investing activities
   Expenditures for property and equipment              (48)     (116)
                                                   --------  --------
 Net cash used in investing activities                  (48)     (116)

 Financing activities
   Borrowings on revolver                            67,124    91,157
   Payments on revolver                             (74,365)  (86,387)
   Proceeds from exercise of stock options                6        18
   Payment of dividends                              (1,500)   (1,527)
   Excess tax benefit for options                        --        41
   Purchase of treasury stock                            --   (10,908)
                                                   --------  --------
 Net cash used in financing activities               (8,735)   (7,606)
                                                   --------  --------

 Net change in cash                                      --        --
 Cash at beginning of period                             --        --
                                                   --------  --------

 Cash at end of period                             $     --  $     --
                                                   ========  ========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad, Investor Relations Coordinator
          713.609.2110
          Fax:  713.609.2168
          hnovosad@houwire.com